Exhibit (d)(3)

PERFORMANCE STOCK OPTION AGREEMENT

PERFORMANCE STOCK OPTION AGREEMENT (the “Agreement”), dated as of the Grant Date set forth in the Notice of Grant (as defined below), between Gogo Inc., a Delaware corporation (the “Company”), and the Participant whose name appears in the Notice of Grant (the “Participant”), pursuant to the Amended and Restated Gogo Inc. 2016 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

1. Confirmation of Grant, Option Price.

(a) Confirmation of Grant. The Company hereby evidences and confirms the grant to the Participant of options to purchase the number of shares of Stock (the “Options”) set forth in the Gogo Inc. 2016 Omnibus Incentive Plan Stock Option Grant Notice delivered by the Company to the Participant (the “Notice of Grant”). The Options are not intended to be incentive stock options under the U.S. Internal Revenue Code of 1986, as amended. This Agreement is entered into pursuant to, and the terms of the Options are subject to, the terms and conditions of the Plan, which is incorporated by reference herein. If there is any inconsistency between this Agreement and the terms of the Plan, the terms of the Plan shall govern. The Options shall be considered a Performance Award under the Plan.

(b) Exercise Price. The Options shall have the Exercise Price set forth in the Notice of Grant.

2. Vesting, Exercisability and Exercise.

(a) Vesting. Except as otherwise provided in Section 3, the Options shall vest and become exercisable, if at all, as of the date both time vesting and performance vesting conditions are satisfied as set forth in the Notice of Grant, subject to the continuous employment of the Participant with the Company or a Subsidiary until the applicable vesting date. If any Option does not performance vest within the applicable performance period set forth in the Notice of Grant, such Option shall be forfeited as provided in the Notice of Grant.

(b) Exercise; Condition to Exercise. Once vested and exercisable in accordance with the provisions of this Agreement, the Options may be exercised at any time and from time to time prior to the date such Options terminate pursuant to Section 3. The Participant may exercise all or a portion of the Options by giving notice to the Company or a brokerage firm designated or approved by the Company, in form and substance satisfactory to the Company, which will state the Participant’s election to exercise the Options and the number of shares of Stock for which the

Participant is exercising Options. The notice must be accompanied by full payment of the exercise price for the number of shares of Stock the Participant is purchasing. The Participant may make this payment in any combination of the following: (a) by cash; (b) by check acceptable to the Company; (c) by tendering (either actually or by attestation) shares of Stock the Participant has owned for at least six months (if such holding period is necessary to avoid a charge to the Company’s earnings); (d) to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required in accordance with procedures established by the Company; or (e) by any other method permitted by the Committee.

(c) Cashless Exercise. In lieu of tendering the exercise price to the Company in accordance with Section 2(b), the Participant may elect to perform a “Cashless Exercise” of the Options, in whole or in part, by surrendering the Options to the Company, marked “Cashless Exercise” and designating the number of shares of Stock desired by the Participant out of the total for which Options are exercisable. The Participant shall thereupon be entitled to receive the number of shares of Stock having a Fair Market Value equal to the excess of (i) the then Fair Market Value per share of Stock multiplied by the number of the shares of Stock into which the Options designated by the Participant would have been exercisable pursuant to Section 2(b) upon payment of the exercise price by the Participant over (ii) the exercise price the Participant would have been required to pay under Section 2(b) in respect of such an exercise.

3. Termination of Options

(a) Normal Expiration Date. Unless earlier terminated pursuant to Section 3(b), the Options shall terminate on the tenth anniversary of the Grant Date (the “Normal Expiration Date”), if not exercised prior to such date.

(b) Termination of Employment.

(i) Death, Disability or Retirement. If a Participant’s employment with the Company terminates due to death, Disability or Retirement, the Options shall be deemed time vested to the extent of the number of Options that would have time vested had the Participant’s Service continued until the next time vesting date immediately following the Participant’s death or the effective date of the Participant’s Termination of Service due to Disability or Retirement, as the case may be, and may thereafter be exercised by the Participant or the Participant’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one year after the date of the Participant’s death or the effective date of the Participant’s Termination of Service due to Disability or Retirement, as the case may be, and (ii) the Normal Expiration Date. Any remaining Options that have not time vested shall immediately be forfeited and canceled effective as of the date of the Participant’s death or effective date of the Participant’s Termination of Service due to Disability or Retirement. If any Options have time vested (including pursuant to this Section 2(b)(i)) but not yet performance vested, such Options shall continue to be eligible for performance vesting through the 90th day following the date of Participant’s death or the effective date of the Participant’s Termination of Service due to Disability or Retirement. Any Options that have not vested during such period following the Participant’s death or the effective date of the Participant’s Termination of Service due to Disability or Retirement shall be forfeited effective as of the date of the Participant’s death or the effective date of the Participant’s Termination of Service. For purposes of this Agreement, “Retirement” shall mean a Participant’s Termination of Service with the Company (other than a termination for Cause) occurring on or after the date on which either (x) the Participant reaches the age of 65 or (y) the Participant’s age plus years of service equal seventy-five (75) (as determined by the Committee in its sole discretion).

(ii) Cause. If a Participant’s employment with the Company is terminated by the Company for Cause, the Option, whether or not vested, shall terminate immediately upon such Termination of Service.

(iii) Other Reasons. If a Participant’s employment with the Company is terminated due to circumstances other than as set forth in Sections 3(b)(i) or (ii), the Option shall be vested only to the extent it is vested on the effective date of the Participant’s Termination of Service and may thereafter be exercised by the Participant until and including the earliest to occur of (i) the date which is 90 days after the effective date of the Participant’s Termination of Service, (ii) the date the Participant breaches an employment, noncompetition, nonsolicitation, confidentiality, inventions or similar agreement between the Company and the Participant (an “Employment Agreement”) and (iii) the Normal Expiration Date.

(iv) Death Following Termination. If the Participant dies during the period set forth in Section 3(b)(i) or (iii), the Option shall be vested only to the extent it is vested on the date of death and may thereafter be exercised by the Participant’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the Normal Expiration Date.

(c) Change in Control. In the event of a Change in Control, then Options shall time vest in accordance with the Plan and performance vest if the Change in Control Price equals or exceeds the stock price in the applicable performance vesting conditions as set forth in the Notice of Grant and shall continue or be settled as set forth in the Plan.

4. Securities Law Compliance. Notwithstanding any other provision of this Agreement, the Participant may not sell the shares of Stock acquired upon exercise of the Options unless such shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such shares must also comply with other applicable laws and regulations governing the shares and Participant may not sell the shares of Stock if the Company determines that such sale would not be in material compliance with such laws and regulations.

5. Participant’s Rights with Respect to the Options.

(a) Restrictions on Transferability. The Options granted hereby are not assignable or transferable, in whole or in part, and may not, directly or indirectly, be offered, transferred, sold, pledged, hedged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including without limitation by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Participant upon the Participant’s death; provided that the deceased Participant’s beneficiary or representative of the Participant’s estate shall acknowledge and agree in writing, in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Plan as if such beneficiary or the estate were the Participant.

(b) No Rights as Stockholder. The Participant shall not have any rights as a stockholder including any voting, dividend or other rights or privileges as a stockholder of the Company with respect to any Stock underlying the Options unless and until shares of Stock are issued to the Participant upon exercise thereof.

6. Adjustments. The number, class and Exercise Price of the shares of Stock covered by the Options shall be adjusted by the Committee to reflect any extraordinary dividend, stock dividend, stock split or share combination or any recapitalization, business combination, merger, consolidation, spin-off, exchange of shares, liquidation or dissolution of the Company or other similar transaction affecting the Stock in such manner as the Board determines in its sole discretion.

7. [Restrictive Covenants.

(a) Non-Competition and Non-Solicitation Covenants. The Participant acknowledges the highly competitive nature of the business of the Company and its Affiliates, acknowledges that as part of the Participant’s employment with or service to the Company and its Affiliates, the Participant will be exposed to highly confidential and sensitive information regarding the Company’s and its Affiliates’ business operations, including but not limited to Trade Secrets (as defined below), and acknowledges the covenants herein are intended to protect the legitimate interests of the Company and not to prevent or interfere with the Participant’s ability to earn a living. As partial consideration for, and as a condition to, the receipt of the Options, the Participant hereby covenants and agrees as follows:

(i) Without the prior written consent of the Board, the Participant shall not directly or indirectly, personally, by agency, as an employee, officer or director, through a corporation, partnership, limited liability company, or by any other artifice, means or device, during the Participant’s employment with or service to the Company and its Affiliates and for twelve (12) months (the “Restricted Period”), after leaving the employment of or service to the Company and its Affiliates whether voluntarily or involuntarily:

(I) engage in Competition (as defined below) within or with respect to any geographic area where the Company or its Affiliates does business as of the date of termination of the Participant’s employment with or services to the Company and its Affiliates;

(II) hire, solicit or otherwise induce any current or former employee of the Company or any of its Affiliates, with whom the Participant had contact while employed by the Company or its Affiliates, to terminate his or her employment with or service to the Company or such Affiliate or to engage in or provide services to any Competitive Business (as defined below), or intentionally interfere with the relationship of the Company or any of its Affiliates with any such employee or former employee;

(III) on behalf of the Participant or on behalf of or in conjunction with others, solicit or service in any way in connection with or relating to a Competitive Business, any supplier, client, or customer of the Company or any of its Affiliates with whom the Participant (as an employee, director or officer of the Company or any of its Affiliates) had direct contact or developed a working relationship, or directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company or any of its Affiliates with whom the Participant (as an employee, director or officer of the Company or any of its Affiliates) had direct contact or developed a working relationship to terminate or negatively alter his or her relationship with the Company or any of its Affiliates; or

(IV) assist others in doing anything prohibited by clause (I), (II) or (III) above.

(ii) Enforceability. The covenants in this Section 7(a)(i) shall be specifically enforceable. However, the covenants in this Section 7(a)(i) shall not be construed to prohibit the ownership of not more than one percent of the equity of any publicly-held entity engaged in competition with the Company or its Affiliates, so long as the Participant is not otherwise engaged with such entity in any of the other activities specified in Section 7(a)(i)(I) through (III) above.

(iii) Reformation and Severability. If a court determines that any of the foregoing covenants is an unenforceable restriction, the court is requested and authorized to revise such provision to include the maximum restriction allowed under applicable law. If any provision of these covenants is determined to be in violation of any law, rule or regulation or otherwise enforceable, and cannot be modified to be enforceable, such determination shall not affect the validity of any other provision of these covenants, and such other provisions shall remain in full force and effect. Each provision, paragraph and subparagraph of these covenants is severable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

(b) Notice of Resignation. In order to ensure a smooth transition of the Participant’s job responsibilities, the Participant agrees to provide the Company with 20 days advance written notice of the Participant’s voluntary resignation (the “Resignation Notice Period”). For the duration of the Resignation Notice Period, and unless terminated by the Company during the Resignation Notice Period, the Participant will remain an employee of the Company and will continue to receive his or her salary and employee benefits.

(c) Remedies. The Participant acknowledges that any breach of these covenants will cause the Company to suffer immediate and irreparable harm and damage for which money alone cannot fully compensate the Company. Participant agrees that upon breach or threat of imminent breach of any obligation under these covenants, the Company shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security. This section shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under these covenants or the law governing these covenants, including the right to damages from the Participant. In the event the Company takes legal action to enforce the covenants in this Section 7, or to enjoin the Participant from violating such covenants, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs for such action from the losing party.

(d) Tolling Period. In the event that the Participant is found by a court of competent jurisdiction to have violated any of the covenants set forth in this Section 7 after the termination of employment with or service to the Company, the Restricted Period shall be extended by the same number of days that the Participant was found in violation thereof.

(e) Definitions. The following terms shall have the meanings set forth below:

“Air-to-Ground Communication” means (i) data and/or voice communications directly or indirectly between an aircraft and the ground, including communications between an aircraft and the ground transmitted in whole or in part by satellite, (ii) data and/or voice communications within an aircraft, including all communications to or from the cabin and/or the cockpit of an aircraft, (iii) any and all related products and services, including but not limited to in-flight entertainment and (iv) any and all products and services directly supportive thereof. For the avoidance of doubt, Air-to-Ground Communications does not include communications by satellite that does not involve communication to and from an aircraft.

“Competition” means (a) owning or having any director or indirect financial interest in a Competitive Business, except as a shareholder of less than one percent of a publicly traded company or (b) providing services (whether as an employee, independent contractor, consultant, principal, agent, partner, officer or director) to a Competitive Business, whether in anticipation of monetary compensation or otherwise, that: (i) are the same or similar in function or purpose (including, but not limited to, having authority over such function or purpose, either directly or indirectly or through a chain of reporting) to the services that Participant provided to the Company or any of its Affiliates during Participant’s employment or services to the Company, and/or (ii) would be reasonably likely to result in the disclosure of Trade Secrets to a Competitive Business or the use of Trade Secrets on behalf of a Competitive Business.

“Competitive Business” means any business engaged in (i) providing Air-to-Ground Communications, (ii) assembling, manufacturing, installing or selling equipment involved in or relating to Air-to-Ground Communications, (iii) any other business or activities that are substantially in competition with any other businesses in which the Company or any of its Affiliates engages in during the Participant’s employment, or (iv) any other business or activities that are substantially in competition with any other businesses that the Company or any of its Affiliates is actively contemplating entering into during the Participant’s employment, but, in the case of this clause (iv) only if the Participant had knowledge of such planned or future business or activities. It is understood and agreed that Competitive Businesses include, but are not limited to, the competitors named in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission during or at the time of termination of the Participant’s employment. For purposes of the covenants in Section 7(a)(i), in the event that a Competitive Business includes an organization with separate and distinct business units, to the extent possible, and upon the written approval of the Company, the term Competitive Business may be limited to only those business unit(s) or persons of the Competitive Business that are engaged in, related to or become engaged in, or related to the business of Air-to-Ground Communications.

“Trade Secret” means any and all technology and information relating to the Company’s and its Affiliates’ business or their respective patents, methods, formulae, software, know-how, designs, products, customers, suppliers, processes, services, research, development, inventions, systems, engineering and manufacturing which have been designated as secret or confidential or are the subject of efforts that are reasonable under the circumstances to maintain their secrecy or confidentiality and which are sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons. ]1

8. Miscellaneous.

(a) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(b) No Right to Continued Employment. Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries.

(c) Interpretation. The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award. Any determination or interpretation by the Committee under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.

[1]	Section 7 is applicable to certain employees who play a key part in determining and/or executing Gogo’s business strategy.

(d) Tax Withholding. The Company and its Subsidiaries shall have the right to deduct from all amounts paid to a Participant in cash (whether under the Plan or otherwise) any amount of taxes required by law to be withheld in respect of the Options as may be necessary in the opinion of the Employer to satisfy tax withholding required under the laws of any country, state, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. The Company may require the recipient of the shares of Stock to remit to the Company an amount in cash sufficient to satisfy the amount of taxes required to be withheld as a condition to the issuance of such shares. The Committee may, in its discretion, require the Participant to elect, subject to such conditions as the Committee shall impose, to meet such obligations by having the Company withhold or the Participant sell the least number of whole shares of Stock having a Fair Market Value sufficient to satisfy all or part of the amount required to be withheld.

(e) Forfeiture for Financial Reporting Misconduct. In the event that the Participant commits misconduct or gross negligence (whether or not such misconduct or gross negligence is deemed or could be deemed to be an event constituting Cause) and as a result of, or in connection with, such misconduct or gross negligence the Company restates any of its financial statements, then the Company may require any or all of the following: (a) that the Participant forfeit some or all of the Options subject to this Agreement held by such Participant at the time of such restatement, (b) that the Participant forfeit some or all of shares of Stock held by the Participant at the time of such restatement that had been received upon exercise of Options subject to this Agreement during the twelve-month period (or such other period as determined by the Committee) prior to the financial restatement, and (c) that the Participant pay to the Company in cash all or a portion of the proceeds that the Participant realized from the sale of shares of Stock that had been received upon exercise of any Options subject to this Agreement within the period commencing twelve months (or such other period as determined by the Committee) prior to the financial restatement. The Company may also cancel or reduce, or require a Participant to forfeit and disgorge to the Company or reimburse the Company for, any Options granted or vested and any gains earned or accrued, due to the vesting or exercise of Options or sale of any Stock acquired upon exercise of an Option, to the extent permitted or required by, or pursuant to any Company policy implemented as required by, applicable law, regulation or stock exchange rule as from time to time may be in effect (including but not limited to The Dodd–Frank Wall Street Reform and Consumer Protection Act and regulations and stock exchange rules promulgated pursuant to or as a result of such Act).

(f) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(g) Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the Options evidenced hereby, the Participant acknowledges: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the Award does not create any contractual or other right to receive future grants of Awards; (c) that participation in the Plan is voluntary; (d) that the value of the Options is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (e) that the future value of the Stock is unknown and cannot be predicted with certainty.

(h) Employee Data Privacy. By entering into this Agreement and accepting the Options evidenced hereby, the Participant: (a) authorizes the Company, the Participant’s employer, if different, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Award and the administration of the Plan; (b) waives any data privacy rights the Participant may have with respect to such information; and (c) authorizes the Company and its agents to store and transmit such information in electronic form.

(i) Consent to Electronic Delivery. By entering into this Agreement and accepting the Options evidenced hereby, Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Options via Company website, email or other electronic delivery.

(j) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

(k) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

(l) Acceptance of Options and Agreement. The Participant has indicated his or her consent and acknowledgement of the terms of this Agreement pursuant to the instructions provided to the Participant by or on behalf of the Company. The Participant acknowledges receipt of the Plan, represents to the Company that he or she has read and understood this Agreement and the Plan, and, as an express condition to the grant of the Options under this Agreement, agrees to be bound by the terms of this Agreement and the Plan. The Participant and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a clickthrough button or checkbox on a website of the Company or a third-party administrator) to indicate the Participant’s confirmation, consent, signature, agreement and delivery of this Agreement and the Options is legally valid and has the same legal force and effect as if the Participant and the Company signed and executed this Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Agreement.